EXHIBIT 99.1

April 17, 2008 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

                  Ohio Valley Banc Corp Reports Earnings Growth

GALLIPOLIS, Ohio - Ohio Valley Banc Corp [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended March 31, 2008, of $1,965,000, representing an increase of 10.7 percent over the same period the prior year. Earnings per share for the first quarter of 2008 were $.48, up 14.3 percent from the $.42 earned the first quarter of 2007. Return on average assets and return on average equity both increased to 1.00 percent and 13.02 percent, respectively, for the first quarter of 2008, versus .94 percent and 11.91 percent, respectively, for the same period the prior year. The increase in earnings was primarily the result of increased revenues from both net interest income and noninterest income, while exercising good expense control.

     For the first quarter of 2008, net interest income increased  $604,000,  or
8.5 percent, from the same period last year. The increase was attributable to a higher net interest margin in conjunction with the Company's growth in earning assets. The net interest margin for the three months ended March 31, 2008 was
4.21 percent, compared to 4.02 percent for the same period the prior year. The net interest margin improvement was related to the balance sheet being positioned to benefit from the declining interest rate environment, which produced a greater decrease in the cost of funds than the yield on earning assets. The Company's average earning assets for the first quarter of 2008 were up $21,571,000, or 3.0 percent, from the first quarter of 2007.

     Supplementing the increase in revenue from net interest income was the increase in noninterest income. For the first quarter of 2008, noninterest income totaled $1,584,000, an increase of $191,000, or 13.7 percent, from the first quarter of 2007. Contributing to the increase was processing fee income earned from facilitating the clearing of tax refunds for a tax software provider. With continued growth in transaction volume, the associated fee income increased $80,000, or over 140 percent, from the 2007 quarter. In addition, service charges on deposit accounts increased primarily due to a higher volume of overdrafts occurring in 2008, which increased fees $62,000 from the prior year.

     Noninterest expense totaled $5,752,000 for the first quarter of 2008, an increase of $231,000, or 4.2 percent, from the same period last year. Salaries and employee benefits, the Company's largest noninterest expense, was up $196,000, led by incentive compensation and health insurance benefits. The total of all remaining noninterest expense categories increased only $35,000 from the prior year first quarter. The emphasis management placed on expense control and revenue generation contributed to an improved efficiency ratio of 61.38 percent for the three months ended March 31, 2008, as compared to 64.49 percent for the three months ended March 31, 2007.

     For the three months ended March 31, 2008, management provided $701,000 to the allowance for loan losses, an increase of $315,000 from the same period the prior year. Although the ratio of nonperforming loans to total loans at March 31, 2008 of 1.40 percent was down from the 1.60 percent at March 31, 2007, the ratio was up from the .57 percent at December 31, 2007. Nonperforming loans totaled $8.9 million at March 31, 2008. The increase from year end was primarily related to one borrower, which accounted for 56 percent of total nonperforming loans. Management believes that the loan relationship is adequately collateralized by real estate. For the three months ended March 31, 2008, net charge-offs were down $858,000 from the same three-month period in 2007, primarily due to the significant decrease in commercial loan charge-offs. Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2008 was adequate and reflects probable incurred losses in the portfolio. The allowance for loan losses was 1.09 percent of total loans at March 31, 2008, compared to 1.06 percent at December 31, 2007 and 1.34 percent at March 31, 2007.

     "I am extremely proud of all the employees of Ohio Valley Banc Corp in the first quarter of 2008," stated Jeffrey E. Smith, President and CEO. "During a challenged banking environment, their efforts produced many positive results, including an improved net interest margin and an enhanced efficiency ratio driven by revenue enhancement and expense control. These efforts culminated in producing double-digit earnings growth for the Company."

     Ohio Valley Banc Corp common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. Learn more about Ohio Valley Banc Corp at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and
(vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events. See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                                                     Three months ended
                                                          March 31,
                                                 2008                    2007
                                             -----------             -----------
PER SHARE DATA
  Earnings per share                              $0.48                   $0.42
  Dividends per share                             $0.19                   $0.17
  Book value per share                           $15.39                  $14.61
  Dividend payout ratio (a)                       39.38%                  40.23%
  Weighted average shares outstanding         4,060,585               4,192,809

PERFORMANCE RATIOS
  Return on average equity                        13.02%                  11.91%
  Return on average assets                         1.00%                   0.94%
  Net interest margin (b)                          4.21%                   4.02%
  Efficiency ratio (c)                            61.38%                  64.49%
  Average earning assets (in 000's)            $743,909                $722,338

(a)  Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                                     Three months ended
                                                          March 31,
(in $000's)                                      2008                    2007
                                             -----------             -----------
Interest income:
     Interest and fees on loans               $   12,642              $   12,440
     Interest and dividends on securities          1,092                   1,062
          Total interest income                   13,734                  13,502
Interest expense:
     Deposits                                      4,886                   5,267
     Borrowings                                    1,173                   1,164
          Total interest expense                   6,059                   6,431
Net interest income                                7,675                   7,071
Provision for loan losses                            701                     386
Noninterest income:
     Service charges on deposit accounts             710                     660
     Trust fees                                       61                      56
     Income from bank owned insurance                175                     180
     Gain on sale of loans                            45                      39
     Loss on sale of other real estate owned         -41                      -1
     Other                                           634                     459
          Total noninterest income                 1,584                   1,393
Noninterest expense:
     Salaries and employee benefits                3,429                   3,233
     Occupancy                                       386                     364
     Furniture and equipment                         235                     270
     Data processing                                 265                     194
     Other                                         1,437                   1,460
          Total noninterest expense                5,752                   5,521
Income before income taxes                         2,806                   2,557
Income taxes                                         841                     782
NET INCOME                                    $    1,965              $    1,775

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share and per share data)                                                    March 31,               December 31,
                                                                                                  2008                     2007
                                                                                              -------------            -------------
ASSETS
Cash and noninterest-bearing deposits with banks                                                $    17,946              $   15,584
Federal funds sold                                                                                   15,732                   1,310
     Total cash and cash equivalents                                                                 33,678                  16,894
Interest-bearing deposits in other financial institutions                                               507                     633
Securities available-for-sale                                                                        71,333                  78,063
Securities held-to-maturity
  (estimated fair value:  2008 - $17,464; 2007 - $15,764)                                            18,589                  15,981
Federal Home Loan Bank stock                                                                          6,114                   6,036
Total loans                                                                                         633,232                 637,103
  Less:  Allowance for loan losses                                                                   (6,898)                 (6,737)
     Net loans                                                                                      626,334                 630,366
Premises and equipment, net                                                                           9,760                   9,871
Accrued income receivable                                                                             3,450                   3,254
Goodwill                                                                                              1,267                   1,267
Bank owned life insurance                                                                            16,475                  16,339
Other assets                                                                                          4,874                   4,714
          Total assets                                                                          $   792,381              $  783,418

LIABILITIES
Noninterest-bearing deposits                                                                    $    86,348              $   78,589
Interest-bearing deposits                                                                           524,940                 510,437
     Total deposits                                                                                 611,288                 589,026
Securities sold under agreements to repurchase                                                       30,043                  40,390
Other borrowed funds                                                                                 61,881                  67,002
Subordinated debentures                                                                              13,500                  13,500
Accrued liabilities                                                                                  13,334                  11,989
          Total liabilities                                                                         730,046                 721,907

SHAREHOLDERS' EQUITY
Common stock ($1.00 par value per share, 10,000,000 shares
  authorized; 2008 - 4,641,748 shares issued;
  2007 - 4,641,747 shares issued)                                                                     4,642                   4,642
Additional paid-in capital                                                                           32,664                  32,664
Retained earnings                                                                                    38,243                  37,763
Accumulated other comprehensive income (loss)                                                           815                    (115)
Treasury stock at cost (2008 - 590,731 shares; 2007 - 567,403 shares)                               (14,029)                (13,443)
          Total shareholders' equity                                                                 62,335                  61,511
               Total liabilities and shareholders' equity                                       $   792,381              $  783,418